Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2018 First Quarter

•    First quarter as reported revenue declines 5% due to divestitures

•    First quarter constant currency organic revenue increases 6%

•    As reported EPS grows 21% and adjusted EPS grows 8%

•    Board approves double-digit percentage increase in quarterly dividend

•    Fiscal 2018 outlook confirmed

LEICESTER, U.K. - (August 8, 2017) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2018 first quarter ended June 30, 2017. Fiscal 2018 first quarter revenue as reported was $608.0 million compared with $638.4 million in the first quarter of fiscal 2017, primarily due to the impact of divested businesses and currency movements. Constant currency organic revenue (see Non-GAAP Financial Measures) growth was 6% for the first quarter of fiscal 2018.

“We are pleased with the strong start to our new fiscal year, with strong organic revenue growth and increased profitability,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Based on our performance in the quarter and expectations for the rest of the year, we maintain our forecast of 4-5% constant currency organic revenue growth and adjusted net income per diluted share of $3.96 to $4.09.”

As reported, net income for the first quarter was $58.1 million, or $0.68 per diluted share, compared with net income of $48.4 million, or $0.56 per diluted share in the first quarter of fiscal 2017. Adjusted net income (see Non-GAAP Financial Measures) for the first quarter of fiscal 2018 was $73.2 million, or $0.85 per diluted share, compared with adjusted net income for the previous year’s first quarter of $68.4 million or $0.79 per diluted share.

First Quarter Segment Results

The Company has made organizational changes to better align with our Customers, which resulted in several small businesses shifting within the segments. The prior year periods have been recast for comparability purposes.

Healthcare Products revenue as reported grew 2% in the quarter to $289.1 million compared with $282.7 million in the first quarter of fiscal 2017, driven by 7% growth in service revenue and a 2% increase in capital equipment revenue during the quarter. Consumables declined 1% in the first quarter, as a result of divestitures. Constant currency organic revenue growth for Healthcare Products was 5% during the quarter. Healthcare Products operating income was $42.2 million compared with $36.0 million in last year’s first quarter. The increase in profitability was primarily due to the increased volume and improvement in gross margin.

Healthcare Specialty Services as reported revenue in the quarter was $113.4 million compared with $152.0 million in the first quarter of fiscal 2017, reflecting the impact of divestitures year-over-year. On a constant currency organic revenue basis, the segment increased 11%. Healthcare Specialty Services operating income was $6.0 million compared with $2.5 million in last year’s first quarter, primarily due to improvement within IMS in North America.

Fiscal 2018 first quarter revenue for Applied Sterilization Technologies increased 2% as reported to $124.5 million compared with $122.3 million in the same period last year. Constant currency organic revenue increased 6%, primarily due to increased volume from the segment’s core medical device Customers. Segment operating income increased to $41.2 million in the first quarter of fiscal 2018 compared with operating income of $40.4 million in the same period last year, due primarily to the revenue growth.

Life Sciences first quarter revenue as reported declined 1% to $80.9 million compared with $81.4 million in the first quarter of fiscal 2017. Service revenue grew 5% and consumable revenue grew 2%. Capital equipment revenue declined 12% in the first quarter, while strong orders substantially increased backlog. Constant currency organic revenue grew 1% in the quarter, and operating income was $21.8 million compared with $24.2 million in the prior year’s first quarter. The revenue and profit decline in Life Sciences was primarily due to lower than expected capital equipment shipments.

Cash Flow

Net cash provided by operations for the first three months of fiscal 2018 was $80.7 million, compared with $80.3 million in fiscal 2017. Free cash flow (see Non-GAAP Financial Measures) for the first three months of fiscal 2018 was $44.2 million compared with $49.5 million in the prior year. The free cash flow in the prior year benefited from the positive cash contributions from our divested businesses along with proceeds from the sale of assets.

Dividend Announcement

STERIS’s Board of Directors has authorized a $0.03 increase in its quarterly interim dividend to $0.31 per share. The dividend is payable September 28, 2017 to shareholders of record at the close of business on August 29, 2017.

Conference Call

As previously announced, STERIS management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1- 877-317-6789 in the United States or 1-412-317-6789 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern Time on August 8, 2017, either over the Internet at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 10109275 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS

STERIS’s mission is to help our Customers create a healthier and safer world by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:

Julie Winter, Director, Investor Relations

Julie_Winter@steris.com

+1 440 392 7245

Media Contact:

Stephen Norton, Senior Director, Corporate Communications

Stephen_Norton@steris.com

+1 440 392 7482

Non-GAAP Financial Measures

Adjusted net income, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition-related transaction costs, integration costs related to acquisitions, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net capital expenditures, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in foreign currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in foreign currency exchange rates is calculated by translating current year results at prior year average foreign currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourage investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements

This release and the conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s securities filings, including Item 1A of STERIS’s Annual Report on Form 10-K for the year ended March 31, 2017. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) STERIS’s ability to meet expectations regarding the accounting and tax treatments of the Combination (the “Combination”) with STERIS Corporation and Synergy Health plc (“Synergy”), (b) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the Combination within the expected time-frames or at all and to successfully integrate the operations of the companies, (c) the integration of the operations of the companies being more difficult, time-consuming or costly than expected, (d) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction, (e) the retention of certain key employees of Synergy being difficult, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including, changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (g) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, economic downturn or effects of currencies, tax assessments, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS’s 10-K for the year ended March 31, 2017 and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (m) the impact on STERIS and its operations of the “Brexit” or the exit of other member countries from the EU, (n) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the new U.S. administration or Congress, or of any responses thereto, (o) the possibility that anticipated financial results or benefits of recent acquisitions, including the Combination, or of STERIS’s restructuring efforts, or of recent divestitures will not be realized or will be other than anticipated and (p) the effects of the contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	June 30,
	2017	2016
	(Unaudited)	(Unaudited)
Revenues	$607,964	$638,378
Cost of revenues	351,843	398,388

Gross profit	256,121	239,990
Operating expenses:
Selling, general, and administrative	155,811	151,886
Research and development	14,004	14,428
Restructuring expense	51	154

Total operating expenses	169,866	166,468

Income from operations	86,255	73,522
Non-operating expense, net	12,001	10,578
Income tax expense	16,039	14,234

Net income	$58,215	$48,710
Net income attributable to noncontrolling interest	138	309

Net income attributable to shareholders	$58,077	$48,401

Earnings per ordinary share (EPS) data:
Basic	$0.68	$0.56

Diluted	$0.68	$0.56

Cash dividends declared per share outstanding	$0.28	$0.25
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	85,090	86,038
Diluted number of shares outstanding	85,720	86,519

STERIS plc

Consolidated Condensed Balance Sheets

(In thousands)

	June 30,	March 31,
	2017	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$294,840	$282,918
Accounts receivable, net	455,627	483,451
Inventories, net	217,434	197,837
Other current assets	62,082	53,596

Total Current Assets	1,029,983	1,017,802
Property, plant, and equipment, net	942,023	915,908
Goodwill and intangible assets, net	3,048,431	2,956,190
Other assets	35,710	34,555

Total Assets	$5,056,147	$4,924,455

Liabilities and Equity
Current liabilities:
Accounts payable	$125,553	$133,479
Other current liabilities	228,070	248,104

Total Current Liabilities	353,623	381,583
Long-term debt	1,496,467	1,478,361
Other liabilities	266,602	254,478
Equity	2,939,455	2,810,033

Total Liabilities and Equity	$5,056,147	$4,924,455

STERIS plc

Segment Data

Financial information for each of the segments is presented in the following table. The accounting policies for reportable segments are the same as those for the consolidated Company. Operating income (loss) for each segment is calculated as the segment’s gross profit less direct expenses and indirect cost allocations, which results in the full allocation of all distribution and research and development expenses, and the partial allocation of corporate costs. These allocations are based upon variables such as segment headcount and revenues. In addition, the Healthcare Products segment is responsible for the management of all but two manufacturing facilities and uses standard cost to sell products to the other segments. Corporate includes certain unallocated corporate costs related to being a publicly traded company and legacy pension and post-retirement benefits. Adjustments include acquisition related costs, amortization of acquired intangibles, restructuring costs and other charges that management believes may or may not recur with similar materiality or impact on operating income in future periods. Management believes that by adjusting for these items they gain better insight and greater transparency of the operating performance of the segments, thus aiding them in more meaningful financial trend analysis and operational decision making.

	Three Months Ended
	June 30,
(In thousands)	2017	2016
	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare Products	$289,064	$282,677
Healthcare Specialty Services	113,434	151,975
Life Sciences	80,935	81,398
Applied Sterilization Technologies	124,531	122,328

Total Segment Revenues	$607,964	$638,378

Segment Operating Income:
Healthcare Products	$42,237	$35,973
Healthcare Specialty Services	5,994	2,473
Life Sciences	21,815	24,244
Applied Sterilization Technologies	41,198	40,408

Total Reportable Segments	111,244	103,098
Corporate	(3,865)	(1,574)

Total Segment Operating Income	$107,379	$101,524
Less: Adjustments
Amortization of inventory and property “step up” to fair value	618	3,086
Amortization of acquired intangible assets	16,302	19,529
Acquisition and integration related charges	4,029	5,233
Net loss on divestiture of businesses	124	—
Restructuring charges	51	154

Total operating income	$86,255	$73,522

STERIS plc

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Three Months Ended June 30,
	2017	2016
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$58,215	$48,710
Non-cash items	45,815	41,373
Changes in operating assets and liabilities	(23,377)	(9,767)

Net cash provided by operating activities	80,653	80,316
Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(36,492)	(35,357)
Proceeds from sale of property, plant, equipment and intangibles	9	4,526
Purchases of investments	—	(4,564)
Acquisition of businesses, net of cash acquired	(18,399)	(250)

Net cash used in investing activities	(54,882)	(35,645)
Financing Activities:
Payments on long-term obligations	(7,500)	(5,000)
(Payments) proceeds under credit facilities, net	13,631	(11,079)
Acquisition related deferred or contingent consideration	(1,876)	(6,000)
Deferred financing fees and debt issuance costs	(44)	—
Repurchases of shares	(8,451)	(5,171)
Cash dividends paid to shareholders	(23,858)	(21,538)
Stock option and other equity transactions, net	5,844	758
Proceeds from issuance of equity to minority shareholders	—	5,022

Net cash provided by financing activities	(22,254)	(43,008)
Effect of exchange rate changes on cash and cash equivalents	8,405	(8,081)

Increase (decrease) in cash and cash equivalents	11,922	(6,418)
Cash and cash equivalents at beginning of period	282,918	248,841

Cash and cash equivalents at end of period	$294,840	$242,423

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Three Months Ended June 30,
	2017	2016
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$80,653	$80,316
Purchases of property, plant, equipment, and intangibles, net	(36,492)	(35,357)
Proceeds from the sale of property, plant, equipment, and intangibles	9	4,526

Free Cash Flow	$44,170	$49,485

Twelve Months Ended March 31, 2018
(Outlook)*
Calculation of free cash flow for outlook:
Cash flows from operating activities	$460,000
Purchases of property, plant, equipment, and intangibles, net	(180,000)

Free Cash Flow	$280,000

*	All amounts are estimates.

STERIS plc

Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

	Three months ended June 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
	2017	2016	2017	2016	2017	2017	2017	2017
Segment Revenues:
Healthcare Products	$289,064	$282,677	$6,185	$(9,235)	$(3,515)	2.3%	3.5%	4.7%
Healthcare Specialty Services	113,434	151,975	—	(46,507)	(3,098)	-25.4%	7.6%	10.5%
Life Sciences	80,935	81,398	—	—	(1,061)	-0.6%	-0.6%	0.7%
Applied Sterilization Technologies	124,531	122,328	—	(3,160)	(2,233)	1.8%	4.5%	6.4%

Total	$607,964	$638,378	$6,185	$(58,902)	$(9,907)	-4.8%	3.8%	5.6%

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended June 30, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders*		Diluted EPS
	2017	2016	2017	2016	2017	2016	2017	2016
GAAP	$256,121	$239,990	$86,255	$73,522	$58,077	$48,401	$0.68	$0.56
Adjustments:
Amortization of inventory and property “step up” to fair value	636	3,086	618	3,086
Amortization and impairment of purchased intangible assets	22	—	16,302	19,529
Acquisition and integration related charges	116	745	4,029	5,233
Net loss on divestiture of businesses	—	—	124	—
Restructuring charges		—	51	154
Net impact of adjustments after tax					15,124	19,989
Net EPS impact							0.17	0.23

Adjusted	$256,895	$243,821	$107,379	$101,524	$73,201	$68,390	$0.85	$0.79

*	The tax expense (benefit) includes both the current and deferred income tax impact of the adjustments.

FY 2018 Outlook

Twelve Months Ended
March 31, 2018
(Outlook)**
Net Income per diluted share	$3.25-$3.38
Amortization of inventory and property “step up” to fair value	0.02
Amortization and impairment of purchased intangible assets	0.61
Acquisition and integration related charges	0.08

Adjusted net income per diluted share	$3.96-$4.09

**	All amounts are estimates.

STERIS plc

Unaudited Supplemental Financial Data

First Quarter Fiscal 2018

For Periods Ending June 30, 2017 and 2016

	FY 2018	FY 2017
Total Company Revenues	Q1	Q1
Consumables	$147,862	$145,665
Service	$334,359	$366,628

Total Recurring	$482,221	$512,293

Capital Equipment	$125,743	$126,085

Total Revenues	$607,964	$638,378

United Kingdom Revenues	$52,722	$70,439
United Kingdom Revenues as a % of Total	9%	11%
United States Revenues	$422,959	$428,105
United States Revenues as a % of Total	70%	67%
International Revenues	$132,283	$139,834
International Revenues as a % of Total	22%	22%

Segment Data	Q1	Q1
Healthcare Products
Revenues
Consumables	$103,688	$104,999
Service	79,811	74,300

Total Recurring	183,499	179,299

Capital Equipment	105,565	103,378

Total Healthcare Products Revenues	$289,064	$282,677

Segment Operating Income	42,237	35,973

Healthcare Specialty Services
Healthcare Services Revenues	$113,434	$151,975

Segment Operating Income	5,994	2,473

Life Sciences
Revenues
Consumables	$38,319	$37,499
Service	24,335	23,216

Total Recurring	62,654	60,715

Capital Equipment	18,281	20,683

Total Life Sciences Revenues	$80,935	$81,398

Segment Operating Income	21,815	24,244

Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$124,531	$122,328

Segment Operating Income	$41,198	$40,408
Corporate
Operating Loss	(3,865)	(1,574)

Other Data	Q1	Q1
Healthcare Products Backlog	$135,048	$148,846
Life Sciences Backlog	66,505	41,255

Total Backlog	$201,553	$190,101
GAAP Income Tax Rate	21.6%	22.6%
Adjusted Income Tax Rate	23.1%	24.5%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.